                                                                   EXHIBIT 99.1

                                [CUMULUS LOGO]

            For Release 4:05 PM Eastern Time, Tuesday August 5, 2003

                               CUMULUS MEDIA INC.

                  CUMULUS REPORTS SECOND QUARTER 2003 RESULTS

                    Q2 PRO FORMA ADJUSTED EBITDA GROWS 1.0%;
                         Q2 FREE CASH FLOW GROWS 59.4%;
       Q2 PRO FORMA REVENUE DOWN 2.2%; Q2 SAME STATION REVENUE DOWN 1.3%
     Q2 EPS $0.15 VS. $0.10 PRIOR YEAR (BEFORE DEBT EXTINGUISHMENT LOSSES)

         ATLANTA, GA, August 5, 2003 - Cumulus Media Inc. (NASDAQ: CMLS) today reported financial results for the three and six months ended June 30, 2003.

         Lew Dickey, Chairman, President and Chief Executive Officer, commented, "Q2 marks our eleventh consecutive quarter of Adjusted EBITDA and Free Cash Flow growth. Operating in a difficult revenue environment, our team exhibited expense control discipline that is key to generating Free Cash Flow. Our operating strategy and performance combined with our newly optimized capital structure, consisting exclusively of bank debt and common stock, should allow us to translate the benefits of future economic upturns into dramatic Free Cash Flow growth."

         Historical results are attached. Historical or "as reported" financial data of Cumulus Media Inc. are not comparable from year to year because of the acquisition of radio stations by the Company during the periods covered. Financial highlights (in thousands, except per share data and percentages) are as follows:

                                              THREE MONTHS ENDED                      SIX MONTHS ENDED
                                                   JUNE 30,              %                 JUNE 30,                %
                                             2003          2002        CHANGE        2003           2002        CHANGE
                                            -------       -------      ------      --------       --------      ------
AS REPORTED:
Net revenues                                $74,520       $70,004        6.5%      $132,495       $115,119        15.1%
Station operating expenses                   44,053        41,052        7.3%        85,121         74,659        14.0%
Station Operating Income(1)                  30,467        28,952        5.2%        47,374         40,460        17.1%
Station Operating Income margin(2)             40.9%         41.4%                     35.8%          35.1%
Adjusted EBITDA(3)                           27,012        25,521        5.8%        40,525         33,481        21.0%

Free Cash Flow(4)                            17,210        10,794       59.4%        22,596          5,634       301.1%

SAME STATION RESULTS:(5)
Net revenue                                 $56,091       $56,852       -1.3%      $101,640       $101,114         0.5%
Station Operating Income(1)                  22,434        22,905       -2.1%        34,371         34,354         0.0%
Station Operating Income margin(2)             40.0%         40.3%                     33.8%          34.0%

PRO FORMA RESULTS:(6)
Net revenue                                 $74,788       $76,485       -2.2%      $136,130       $136,224        -0.1%
Station Operating Income(1)                  30,797        30,496        1.0%        48,425         46,987         3.1%
Station Operating Income margin(2)             41.2%         39.9%                     35.6%          34.5%
Adjusted EBITDA(3)                           27,342        27,065        1.0%        41,576         40,008         3.9%
Adjusted EBITDA margin(7)                      36.6%         35.4%                     30.5%          29.4%

(1) Station Operating Income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges. Station Operating Income is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States ("GAAP").

    Please see the attached table for a reconciliation of this measure to operating income, the most directly comparable GAAP financial measure.
(2) Station Operating Income margin is defined as Station Operating Income as a percentage of net revenues.
(3) Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges. Adjusted EBITDA is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of this measure to operating income, the most directly comparable GAAP financial measure.
(4) Free Cash Flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, dividends on the Series A Preferred Stock, income taxes paid and maintenance/investment capital expenditures. Free Cash Flow is not a measure of performance calculated in accordance with GAAP. Please see the attached table for a reconciliation of Free Cash Flow to operating income, the most directly comparable GAAP financial measure.
(5) Same station results include the 220 stations in 46 markets owned and operated since January 1, 2002.
(6) Pro forma results include the results of i) all acquisitions entered into during the period that were operated under the terms of local marketing agreements; and ii) all acquisitions and dispositions consummated during the period, as if such acquisitions and dispositions were completed at the beginning of each period presented and exclude the results of Broadcast Software International. As of June 30, 2003, the pro forma totals include the results of 266 stations in 55 markets.
(7) Adjusted EBITDA margin is defined as Adjusted EBITDA as a percentage of net revenues.

RESULTS OF OPERATIONS

            Three Months Ended June 30, 2003 Compared to Three Months Ended June 30, 2002

         Net revenues for the second quarter of 2003 increased $4.5 million to $74.5 million, a 6.5% increase from the second quarter of 2002, primarily as a result of revenues associated with station acquisitions completed subsequent to June 30, 2002 and stations operated under the terms of local marketing agreements during periods subsequent to June 30, 2002. Station operating expenses increased $3.0 million to $44.1 million, an increase of 7.3% over the second quarter of 2002, primarily as a result of expenses associated with station acquisitions completed subsequent to June 30, 2002 and stations operated under the terms of local marketing agreements during periods subsequent to June 30, 2002. Station Operating Income (defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges) increased $1.5 million to $30.5 million, an increase of 5.2% from the second quarter of 2002, for the reasons discussed above.

         On a pro forma basis, which includes the results of all stations operated during the period under the terms of local marketing agreements and station acquisitions and dispositions completed during the period as if each were operated from or consummated at the beginning of the periods presented and excludes the results of Broadcast Software International, net revenues for the second quarter of 2003 decreased $1.7 million to $74.8 million, a decrease of 2.2% from the second quarter of 2002. Pro forma Station Operating Income (defined as operating income (loss) before depreciation, amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges; and excluding the results of Broadcast Software International) increased $0.3 million to $30.8 million, an increase of 1.0% from the second quarter of 2002. Pro forma Station Operating Income margin (defined as pro forma station operating income as a percentage of pro forma net revenues) increased to 41.2% for the second quarter of 2003 from 39.9% for the second quarter of 2002.

         Interest expense decreased by $2.0 million or 23.8% to $6.3 million for the three months ended June 30, 2003 as compared with $8.3 million in the prior period. This decrease was primarily due to lower interest expense associated with lower outstanding levels of the Company's 10 3/8% Senior Subordinated Notes (the "Notes") during the current quarter.

         The Company recognized losses on the early extinguishment of debt of $11.1 million for the three months ended June 30, 2003. Losses during the current quarter relate to the redemption of $88.8 million of the Notes pursuant to a tender offer and consent solicitation completed in April 2003 and the retirement of the Company's existing $175.0 million eight-year term loan facility in connection with refinancing activities also completed in April 2003. In connection with the tender offer and the redemption of the Notes, the Company paid $6.0 million in redemption premiums, $0.2 million in professional fees and wrote-off $2.0 million of previously capitalized debt issuance costs. Related to the extinguishment of the Company's $175.0 million eight-year term loan, the Company paid $1.5 million in professional fees and wrote-off $1.4 million of previously capitalized debt issuance costs.

         Preferred stock dividends and redemption premiums decreased $4.3 million to $0.3 million for the three months ended June 30, 2003 as compared with $4.6 million during the prior year. This decrease was attributable to lower accrued dividends for the quarter as compared with the prior year due to fewer outstanding shares of the issue.

            Six Months Ended June 30, 2003 Compared to Six Months Ended June 30, 2002

         Net revenues for the six months ended June 30, 2003 increased $17.4 million to $132.5 million, a 15.1% increase from the same period in 2002, primarily as a result of revenues associated with 1) station acquisitions completed at the end of Q1 2002, 2) station acquisitions completed subsequent to June 30, 2002, and 3) stations operated under the terms of local marketing agreements during periods subsequent to June 30, 2002. Station operating expenses increased $10.5 million to $85.1 million, an increase of 14.0% over the same period in 2002, primarily as a result of expenses associated with 1) station acquisitions completed at the end of Q1 2002, 2) station acquisitions completed subsequent to June 30, 2002, and 3) stations operated under the terms of local marketing agreements during periods subsequent to June 30, 2002. Station Operating Income (defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges) increased $6.9 million to $47.4 million, an increase of 17.1% from the same period in 2002, for the reasons discussed above.

         On a pro forma basis, which includes the results of all stations operated during the period under the terms of local marketing agreements and station acquisitions completed during the six month period as if each were consummated at the beginning of the periods presented, net revenues for the six months ended June 30, 2003 decreased $0.1 million to $136.1 million, a decrease of 0.1% from the same period in 2002. Pro forma Station Operating Income (defined as operating income (loss) before depreciation, amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges; and excluding Broadcast Software International) increased $1.4 million to $48.4 million, an increase of 3.1% from the same period in 2002. Pro forma Station Operating Income margin (defined as pro forma Station Operating Income as a percentage of pro forma net revenues) increased to 35.6% for the six months ended June 30, 2003 from 34.5% for the six months ended June 30, 2002.

         Interest expense decreased by $2.7 million or 17.5% to $12.7 million for the six months ended June 30, 2003 as compared with $15.4 million in the prior year. This decrease was primarily due to lower interest expense associated with lower outstanding levels of the Company's 10 3/8% Senior Subordinated Notes (the "Notes") during the current year.

         The Company recognized losses on the early extinguishment of debt of $14.2 million for the six months ended June 30, 2003. Losses in the current year relate to 1) the repurchase of $30.1 million of the Notes, 2) the redemption of $88.8 million of the Notes as part of a tender offer and consent solicitation completed in April 2003 and 3) the retirement of the Company's existing $175.0 million eight-year term loan facility in connection with refinancing activities also completed in April 2003. Related to the open market repurchases of $30.1 million of the Notes, the Company paid $2.4 million in redemption premiums and wrote-off $0.7 million of debt issuance costs. In connection with the tender offer and the redemption of the Notes, the Company paid $6.0 million in redemption premiums, $0.2 million in professional fees and wrote-off $2.0 million of previously capitalized debt issuance costs. Related to the extinguishment of the Company's $175.0 million eight-year term loan, the Company paid $1.5 million in professional fees and wrote-off $1.4 million of previously capitalized debt issuance costs. Losses on the early extinguishment of debt in the prior year were the result of the syndication and arrangement of a new credit facility and related retirement and write-off of debt issuance costs related to the pre-existing credit facility.

         Income tax expense decreased $56.6 million to $11.2 million during the six months ended June 30, 2003, as compared with $67.8 million during the prior year. Tax expense incurred in the current year, comprised almost entirely of deferred tax expense, was recorded to establish valuation allowances against net operating loss carry-forwards generated during the period. Tax expense in the prior year was comprised primarily of a non-cash charge recognized to establish a valuation allowance against the Company's deferred tax assets upon the adoption of SFAS No. 142, "Goodwill and Other Intangible Assets."

         Net loss for the six months ended June 30, 2003 decreased to $7.5 million for the reasons discussed above and due to a $41.7 million after-tax loss incurred in the prior year related to the cumulative effect of a change in accounting principle as a result of adopting SFAS No. 142.

         Preferred stock dividends and accretion of discount decreased $8.0 million to $1.3 million for the six months ended June 30, 2003 as compared with $9.2 million during the prior year. This decrease was attributable to lower accrued dividends for the quarter as compared with the prior year due to fewer outstanding shares of the issue.

LEVERAGE AND FINANCIAL POSITION

         Capital expenditures for the three months ended June 30, 2003 totaled $2.6 million.

         On April 30, 2003, the Company announced the successful completion of a tender offer and consent solicitation relating to its outstanding Notes. In the tender, $88.8 million in principal amount of the Notes were repurchased by the

Company and canceled, leaving $13.7 million of the Notes outstanding. Pursuant to the consent solicitation, substantially all of the restrictive covenants in the indenture governing the Notes were eliminated. Concurrently with the completion of the tender offer and consent solicitation, the Company received financing in the form of a new $325.0 million Tranche C eight-year term loan under its existing credit agreement. Cumulus used the proceeds from the Tranche C term loan to pay the consideration for the tendered Notes and the consents that were delivered, and to repay the $175.0 million Tranche B eight-year term loan outstanding, and $30.0 million in outstanding revolving loan borrowings, under its existing credit agreement.

         On July 3, 2003, the Company redeemed all of its outstanding Notes in accordance with a Notice of Redemption sent to all holders of the Notes in June 2003. The $13.7 million in aggregate principal amount of the Notes outstanding was redeemed at a redemption price of 105.188%, plus accrued and unpaid interest through July 2, 2003. For the third quarter of 2003, the Company will record losses on the early extinguishment of debt of approximately $1.0 million related to the redemption of the Notes.

         On July 7, 2003, the Company redeemed all of its outstanding 13 3/4% Cumulative Exchangeable Redeemable Series A Preferred Stock due 2009 (the "Preferred Stock"). The 9,268 shares of the Preferred Stock outstanding, valued at $9.3 million, were redeemed at a redemption price of 106.875% of the stated value, plus accrued and unpaid dividends. For the third quarter of 2003, the Company will record preferred stock dividends and redemption premiums of $0.7 million related to the redemption of the Preferred Stock.

         Including the results of all pending acquisitions operated as of June 30, 2003, the ratio of net long-term debt and preferred stock (pro forma for the July redemptions of the Notes and Preferred Stock) to trailing 12-month pro forma Adjusted EBITDA as of June 30, 2003 is approximately 5.5x.

ACQUISITIONS AND DISPOSITIONS

         On July 22, 2003, the Company completed the acquisition of four radio stations in Huntsville, Alabama from Athens Broadcasting Company, Inc. for 1,213,168 shares of the Company's Class A Common Stock. In addition to the broadcast licenses and fixed assets of the four stations, Cumulus also received approximately $2.5 million of working capital as part of the transaction. Cumulus has operated the stations under the terms of a local marketing agreement since April 1, 2003.

         On July 21, 2003, the Company completed the acquisition of two radio stations in Nashville, Tennessee from Gaylord Entertainment Company for $65.0 million in cash. Cumulus has operated the stations under the terms of a local marketing agreement since April 21, 2003.

NON-GAAP FINANCIAL MEASURES

         Cumulus Media Inc. utilizes certain financial measures that are not calculated in accordance with GAAP to assess financial performance and profitability. The non-GAAP financial measures used in this release are Station Operating Income, Adjusted EBITDA and Free Cash Flow. Station Operating Income is defined as operating income before depreciation and amortization, LMA fees, corporate general and administrative expenses, non-cash stock compensation and restructuring charges. Adjusted EBITDA is defined as operating income before depreciation and amortization, LMA fees, non-cash stock compensation and restructuring charges. Free Cash Flow is defined as Adjusted EBITDA less LMA fee expense, net interest expense, dividends on the Series A Preferred Stock, income taxes paid and maintenance/investment capital expenditures.

         Although Station Operating Income, Adjusted EBITDA and Free Cash Flow are not measures calculated in accordance with GAAP, management believes that they are useful to an investor in evaluating the Company because they are measures that are widely used in the broadcasting industry to evaluate a radio company's operating performance. Further, we use these measures as the key measurements of operating efficiency, overall financial performance and profitability. More specifically, Station Operating Income measures the amount of income generated each period solely from the operations of the Company's stations that is available to be used to service debt, pay taxes, fund capital expenditures and fund acquisitions. Adjusted EBITDA measures the amount of income generated each period that could be used to service debt, pay taxes, fund capital expenditures and fund acquisitions after the incurrence of corporate general and administrative expenses. Free Cash Flow measures the amount of income generated each period that is available and could be used to make future payments of contractual obligations, fund acquisitions or make discretionary repayments of debt, after the incurrence of station and corporate expenses, funding of capital expenditures, payment of LMA fees and debt service. Nevertheless, these measures should not be considered in isolation or as substitutes for net income (loss), operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP. As these measures are not calculated in accordance with GAAP, they may not be comparable to similarly titled measures employed by other companies.

FORWARD-LOOKING STATEMENTS

         Certain statements in this release, including statements relating to the integration of acquisitions and any earnings or revenue projections, are "forward-looking" statements, which are statements that relate to Cumulus Media Inc.'s future plans, revenues, station operating income, earnings, objectives, expectations, performance, and similar projections, as well as any facts or assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements, due to various risks, uncertainties or other factors. These factors include competition within the radio broadcasting industry, advertising demand in our markets, the possibility that advertisers may cancel or postpone schedules in response to political events, competition for audience share, our success in executing and integrating acquisitions, our ability to generate sufficient cash flow to meet our debt service obligations and finance operations, and other risk factors described from time to time in Cumulus Media Inc.'s filings with the Securities and Exchange Commission, including Cumulus Media Inc.'s Form 10-K for the year ended December 31, 2002. Cumulus Media Inc. assumes no responsibility to update the forward-looking statements contained in this release as a result of new information, future events or otherwise.

         Cumulus Media Inc. is the second largest radio company in the United States based on station count. Giving effect to the completion of all announced pending acquisitions and divestitures, Cumulus Media Inc. will own and operate 270 radio stations in 55 mid-size and smaller U.S. media markets. The Company's headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ National Market under the symbol: CMLS.

         Cumulus Media Inc. will host a teleconference later today at 5:00 p.m. Eastern Time to discuss second quarter results. To access this teleconference live, please visit the company's web site at www.cumulus.com or dial (630) 395-0023 for domestic and international callers. The pass code for the call is CUMULUS. Approximately one hour after completion of the call, a replay can be accessed until 11:59 PM August 12, 2003. Domestic and international callers can access the replay by dialing (402) 998-1037.

         FOR FURTHER INFORMATION, PLEASE CONTACT:

Marty Gausvik              (404) 949-0700

                               CUMULUS MEDIA INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (in thousands, except per share data)

                                                                         Three Months   Three Months   Six Months      Six Months
                                                                            Ended          Ended         Ended           Ended
                                                                           June 30,      June 30,       June 30,        June 30,
                                                                             2003          2002           2003            2002
                                                                         ------------   ------------   ----------      ----------
Revenues                                                                   $ 81,929       $77,244       $145,567       $ 126,759
   Less: agency commission                                                   (7,409)       (7,240)       (13,072)        (11,640)
                                                                           --------       -------       --------       ---------
      Net revenues                                                           74,520        70,004        132,495         115,119

Operating expenses:
   Station operating expenses, excluding depreciation,
      amortization and LMA fees                                              44,053        41,052         85,121          74,659
   Depreciation and amortization                                              4,760         4,748          9,477           8,920
   LMA fees                                                                     538           172            631             257
   Corporate general and administrative (excluding non-
      cash stock compensation expense)                                        3,455         3,431          6,849           6,979
   Non-cash stock compensation                                                  229          (105)           258              57
   Restructuring charges                                                       (127)           --           (183)             --
                                                                           --------       -------       --------       ---------
      Total operating expenses                                               52,908        49,298        102,153          90,872
                                                                           --------       -------       --------       ---------
      Operating income                                                       21,612        20,706         30,342          24,247
                                                                           --------       -------       --------       ---------

Nonoperating income (expense):
   Interest expense                                                          (6,347)       (8,325)       (12,664)        (15,351)
   Interest income                                                              170           374            391             624
   Loss on early extinguishments of debt                                    (11,107)           --        (14,233)         (6,291)
   Other income (expense), net                                                 (131)        2,674           (157)          1,480
                                                                           --------       -------       --------       ---------
      Total nonoperating expenses, net                                      (17,415)       (5,277)       (26,663)        (19,538)
                                                                           --------       -------       --------       ---------

      Income before income taxes                                              4,197        15,429          3,679           4,709
Income tax expense                                                           (5,409)       (5,386)       (11,210)        (67,790)
                                                                           --------       -------       --------       ---------
      Income (loss) before the cumulative effect of a
         change in accounting principle, net of tax                          (1,212)       10,043         (7,531)        (63,081)
Cumulative effect of a change in accounting principle, net of tax                --            --             --         (41,700)
                                                                           --------       -------       --------       ---------
   Net income (loss)                                                         (1,212)       10,043         (7,531)       (104,781)
Preferred stock dividends and redemption premiums                               318         4,623          1,250           9,245
                                                                           --------       -------       --------       ---------
   Net income (loss) attributable to common stockholders                   $ (1,530)      $ 5,420       $ (8,781)      $(114,026)
                                                                           ========       =======       ========       =========

BASIS INCOME (LOSS) PER COMMON SHARE
Income (loss) per common share before the
   cumulative effect of a change in accounting principle                   $  (0.02)      $  0.10       $  (0.14)      $   (1.56)
      Cumulative effect of a change in accounting principle                      --            --             --           (0.90)
                                                                           --------       -------       --------       ---------
   Income (loss) per common share                                          $  (0.02)      $  0.10       $  (0.14)      $   (2.46)
                                                                           ========       =======       ========       =========

DILUTED INCOME (LOSS) PER COMMON SHARE
Income (loss) per common share before the
   cumulative effect of a change in accounting principle                   $  (0.02)      $  0.09       $  (0.14)      $   (1.56)
      Cumulative effect of a change in accounting principle                      --            --             --           (0.90)
                                                                           --------       -------       --------       ---------
   Income (loss) per common share                                          $  (0.02)      $  0.09       $  (0.14)      $   (2.46)
                                                                           ========       =======       ========       =========

Weighted average basic common shares outstanding                             63,786        56,067         63,399          46,278
                                                                           ========       =======       ========       =========

Weighted average diluted common shares outstanding                           63,786        59,297         63,399          46,278
                                                                           ========       =======       ========       =========

       RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO GAAP COUNTERPARTS

         The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Station Operating Income and Adjusted EBITDA (dollars in thousands).

                                                 Three Months     Three Months      Six Months       Six Months
                                                     Ended            Ended            Ended            Ended
                                                 June 30, 2003    June 30, 2002    June 30, 2003    June 30, 2002
                                                 -------------    -------------    -------------    -------------
Operating income                                    $21,612          $20,706          $30,342          $24,247
   Non cash stock compensation                          229             (105)             258               57
   Restructuring charges                               (127)              --             (183)              --
   LMA fees                                             538              172              631              257
   Depreciation and amortization                      4,760            4,748            9,477            8,920
                                                    -------          -------          -------          -------
Adjusted EBITDA                                     $27,012          $25,521          $40,525          $33,481
   Corporate general and administrative               3,455            3,431            6,849            6,979
                                                    -------          -------          -------          -------
Station Operating Income                            $30,467          $28,952          $47,374          $40,460
                                                    =======          =======          =======          =======

         The following table reconciles operating income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Free Cash Flow (dollars in thousands).

                                                      Three Months    Three Months      Six Months       Six Months
                                                         Ended            Ended            Ended            Ended
                                                     June 30, 2003    June 30, 2002    June 30, 2003    June 30, 2002
                                                     -------------    -------------    -------------    -------------
Operating income                                        $21,612          $20,706          $30,342          $24,247
Add:
   Non cash stock compensation                              229             (105)             258               57
   Restructuring charges                                   (127)              --             (183)              --
   Depreciation and amortization                          4,760            4,748            9,477            8,920
Less:
   Interest expense, net of interest income              (6,177)          (7,951)         (12,273)         (14,727)
   Capital expenditures                                  (2,616)          (1,981)          (4,235)          (3,618)
   Income taxes paid                                       (153)              --             (153)              --
   Preferred dividends                                     (318)          (4,623)            (637)          (9,245)
                                                        -------          -------          -------          -------
Free Cash Flow                                          $17,210          $10,794          $22,596          $ 5,634
                                                        =======          =======          =======          =======

                               CUMULUS MEDIA INC.
                 RECONCILIATION BETWEEN HISTORICAL GAAP RESULTS
                AND PRO FORMA RESULTS FOR THE THREE MONTHS ENDED
                                 JUNE 30, 2003
                             (DOLLARS IN THOUSANDS)

                                      Historical                       Pro Forma
                                        GAAP        Adjustments         Results
                                      ----------    -----------        ---------

Net Revenue                            $74,520         $268 (1)         $74,788
Station Operating Expenses             $44,053         $(62)(2)         $43,991
Station Operating Income               $30,467         $330             $30,797
Corporate Overhead                     $ 3,455           --             $ 3,455
Adjusted EBITDA                        $27,012         $330             $27,342

(1) Reflects the addition of revenues related to stations to be acquired which were operated under local marketing agreements during Q2 2003 ($695), offset by the elimination of revenues from Broadcast Software International ($427).

(2) Reflects the addition of expenses related to stations to be acquired which were operated under local marketing agreements during Q2 2003 ($357), offset by the elimination of operating expenses from Broadcast Software International ($419).

                               CUMULUS MEDIA INC.
                 RECONCILIATION BETWEEN HISTORICAL GAAP RESULTS
                 AND PRO FORMA RESULTS FOR THE SIX MONTHS ENDED
                                 JUNE 30, 2003
                             (DOLLARS IN THOUSANDS)

                                      Historical                         Pro Forma
                                         GAAP        Adjustments          Results
                                      ----------     -----------         ---------

Net Revenue                            $132,495         $3,635(3)         $136,130
Station Operating Expenses             $ 85,121         $2,584(4)         $ 87,705
Station Operating Income               $ 47,374         $1,051            $ 48,425
Corporate Overhead                     $  6,849             --            $  6,849
Adjusted EBITDA                        $ 40,525         $1,051            $ 41,576

(3) Reflects the addition of revenues related to stations to be acquired which were operated under local marketing agreements during Q2 2003 ($4,483), offset by the elimination of revenues from Broadcast Software International ($848).

(4) Reflects the addition of expenses related to stations to be acquired which were operated under local marketing agreements during Q2 2003 ($3,401), offset by the elimination of operating expenses from Broadcast Software International ($817).

                                 CAPITALIZATION
                             (DOLLARS IN THOUSANDS)

                                                         JUNE 30, 2003     JUNE 30, 2003
                                                            ACTUAL          PRO FORMA(1)
                                                         -------------     -------------

Cash and cash equivalents                                 $   29,384         $    5,049
                                                          ==========         ==========
Long-term debt, including current maturities:
   Bank Debt and Other Secured Debt                          435,281            507,291
   Senior Subordinated Notes                                  13,691                 --
   Other                                                         169                169
                                                          ----------         ----------
       Total long-term debt                                  449,141            507,460
                                                          ----------         ----------

13.75% Series A Redeemable Preferred Stock                     9,268                 --

Total Stockholders' equity                                   723,679            744,776
                                                          ----------         ----------
       Total capitalization                               $1,182,088         $1,252,236
                                                          ==========         ==========

(1) Pro forma for the redemption of the Notes and Preferred Stock and cash borrowings needed to complete the pending acquisitions.

Net Debt and Preferred Stock to TTM Pro Forma Adjusted EBITDA(2)               5.5x

(2) Ratio calculated as (dollars in thousands):

         Funded debt and Preferred Stock as of June 30, 2003                             $458,409
         Plus: Cash required to complete pending acquisitions operated
            at June 30, 2003                                                               72,010
         Less: July 2003 Notes redemptions                                               (13,691)
         Less: July 2003 Preferred Stock redemptions                                      (9,268)
         Less: Pro forma cash balance as of June 30, 2003                                 (5,049)
                                                                                         --------
                 Net Debt and Preferred Stock as of June 30, 2003                         502,411
                                                                                         --------

         Divided by Trailing Twelve Months Pro Forma Adjusted EBITDA
                 (includes the results of all pending acquisitions)                        90,616
                                                                                         --------

         Ratio                                                                               5.5x

CUMULUS MEDIA INC.
2003 Quarterly Results
Station Operating Income Margin Composition Analysis
(dollars in thousands)

The following analysis of our market portfolio separates each market into one of six categories based upon trailing twelve month Station Operating Income performance for analytical purposes only. We believe this analytical distribution of our markets is helpful in assessing the portfolio's financial and operational development.

PRO FORMA FOR THE TRAILING TWELVE MONTHS ENDED JUNE 30, 2003:

STATION OPERATING                                                        STATION OPERATING               AVG STATION
INCOME MARGIN %            # OF MARKETS                 REVENUE               INCOME                  OPERATING INCOME %
-----------------          ------------                 -------          -----------------            ------------------

     > 35.0%                    28                      $181,975                   $83,322                         45.8%
  25.0% to 34.9%                12                        41,074                    12,865                         31.3%
  20.0% to 24.9%                 3                        10,357                     2,244                         21.7%
  10.0% to 19.9%                 8                        19,348                     2,651                         13.7%
   0.0% to 9.9%                  2                         6,928                       438                          6.3%
      < 0.0%                     2                         3,205                      (769)                       (24.0%)
                                --                      --------                  --------                        -----
         SUBTOTAL               55                      $262,887                  $100,751                         38.3%
       Trade, Other             --                        21,014                     3,446                         16.4%
                                                        --------                  --------                        -----
          TOTALS                55                      $283,901                  $104,197                         36.7%

PRO FORMA FOR THE TRAILING TWELVE MONTHS ENDED MARCH 31, 2003:

STATION OPERATING                                                        STATION OPERATING               AVG STATION
INCOME MARGIN %            # OF MARKETS                 REVENUE               INCOME                  OPERATING INCOME %
-----------------          ------------                 -------          -----------------            ------------------

     > 35.0%                    28                      $181,744                   $83,074                         45.7%
  25.0% to 34.9%                13                        46,757                    14,233                         30.4%
  20.0% to 24.9%                 1                         4,474                     1,047                         23.4%
  10.0% to 19.9%                 8                        19,194                     3,189                         16.6%
   0.0% to 9.9%                  3                         9,337                       727                          7.8%
      < 0.0%                     2                         3,171                     (728)                        (23.0%)
                                --                      --------                  --------                        -----
         SUBTOTAL               55                      $264,677                  $101,542                         38.4%
       Trade, Other             --                        20,920                     2,354                         11.3%
                                                        --------                  --------                        -----
          TOTALS                55                      $285,597                  $103,896                         36.4%

                                                                ACTIVITY FOR Q2 2003
STATION OPERATING                 MARKETS          MARKETS            MARKETS          NET CHANGE           MARKETS
INCOME MARGIN %                 AT 3/31/03        MOVING OUT         MOVING IN         IN CATEGORY         AT 6/30/03
-----------------               ----------        ----------         ---------         -----------         ----------

          > 35.0%                   28               (1)                 1                 --                  28
      25.0% to 34.9%                13               (2)                 1                 (1)                 12
      20.0% to 24.9%                1                 --                 2                  2                  3
      10.0% to 19.9%                8                (1)                 1                 --                  8
       0.0% to 9.9%                 3                (1)                --                 (1)                 2
          < 0.0%                    2                 --                --                 --                  2

           TOTAL                    55               (5)                 5                 --                  55